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                                                        EXHIBIT 10 iii(a)(1)

                           SEPARATION AGREEMENT


     This Separation Agreement (this "Agreement) is made on June 29, 1999, by and between Frank N. Newman (the "Executive") and Bankers Trust Corporation (the "Company").

     1. Termination of Employment. The Executive and the Company agree that the Executive's employment with the Company shall terminate effective as of June 30, 1999 (the "Termination Date"). The Executive hereby resigns, effective as of the Termination Date, all positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with the Company and its affiliates.

     2. Payments. (a) On the first business day following the Effective Time (as such term is hereinafter defined), the Company shall pay the Executive his earned but unpaid base salary through the Termination Date at an annual rate of nine-hundred thousand dollars ($900,000).

     (b) On the first business day following the Effective Time, the Company shall pay the Executive, by wire transfer to an account designated by the Executive, fifty-two million seven hundred fifty thousand seven hundred fifty eight dollars, ($52,750,758.00).

     (c) On July 1 (or such later date not after the first business day following the Effective Time on which such payments are distributed generally to executives of the Company), the Company shall also pay to the Executive, by wire transfer to an account designated by the Executive, twenty-one million three hundred eight thousand five hundred six dollars and thirty-one cents ($21,308,506.31), in cash in a lump sum, in full satisfaction of the Executive's entitlement under various incentive plans of the Company.

     (d) The Company shall continue to provide the Executive and his spouse with medical and dental benefits on the same basis and terms as the Company provides generally to its senior executive officers from time to time, for the period from the Termination Date through the earlier of June 30, 2002, or such date as the Executive is entitled to receive substantially similar benefits from any new employer of the Executive. Such benefit continuation shall not satisfy the Company's obligation to offer to continue the Executive's medical benefits at the Executive's own expense under the federal law commonly referred to as COBRA.

     (e) For the period from the Effective Time through the earlier of December 31, 2003, or the date on which the Executive commences new employment (i) the Company shall continue to provide the Executive with a car and driver for his personal use; and (ii) the Company will continue to provide the Executive with an office that is reasonably acceptable to the Executive and the Company and with a secretary, who may be his current secretary or another secretary of his choosing, provided that the annual cost of such secretary does not exceed $75,000, increased each year by the increase in the Consumer Price Index for the New York City area.

     (f) The payment provided for in Section 2(b) hereof shall not be taken into account as compensation under, and no service credit shall be given after the Termination Date for purposes of determining the benefits payable under, any employee benefit plan, program, agreement or arrangement of the Company.

     3. Other Agreements. (a) Following the Effective Time, the Executive shall have the honorary title "Chairman Emeritus of Bankers Trust
Corporation."

     (b) The Executive acknowledges and agrees to comply as of the Effective Date with the agreements set forth in Section 6 and 7 (concerning confidentiality and competition) of the Employment Agreement dated as of November 30, 1998, between the Company and the Executive (the "Employment Agreement").


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     (c) The Company and the Executive acknowledge and reaffirm their agreements set forth in Section 9 of the Employment Agreement (concerning excise taxes). The Company and the Executive agree that the payments referred to in Section 9(a) of the Employment Agreement include the payments referred to in this Agreement. The Company and the Executive also agree that, in lieu of the agreements set forth in Section 9(b) of the Employment Agreement the Company shall make all of the determinations required by Section 9(a) of the Employment Agreement and, subject to Sections 9(c) and (d) of the Employment Agreement, the Executive agrees not to take any position inconsistent with such determinations.

     (d) The Executive agrees to reasonably cooperate (including attending meetings) with respect to any claim, arbitral, hearing, lawsuit, action or governmental or internal investigation relating to the conduct of the business of the Company or its affiliates. The Executive agrees to provide full and complete disclosure in response to any inquiry in connection with any such matters. The Company agrees to reimburse the Executive for his reasonable expenses incurred in connection with such cooperation,

     (e) The Executive and the Company agree that Deutsche Bank AG will issue the press release attached hereto as Exhibit A as soon as practical after the date hereof.

     (f) Executive shall not intentionally make any public statements, encourage others to make statements or release information intended to disparage or defame the Company, any of its affiliates or any of their respective directors or officers. The Company shall cause its senior executives and the senior executives and directors of Deutsche Bank AG not to intentionally make, or cause or encourage others to make, any public statements or release information intended to disparage or defame the Executive's reputation, and the Company shall not take any such action on its own behalf. Notwithstanding the foregoing, nothing in this Section 3(f) shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction or as required by law.

     (g) The Company agrees to continue to maintain a directors' and officers' liability insurance policy covering the Executive until such time as suits against the executive with respect to his employment with the Company are no longer permitted by law.

     4. General Release and Waiver (a) The Executive hereby releases, remises and acquits the Company and all of its affiliates, and their respective officers, directors, shareholders, members, agents, executives, consultants, independent contractors, attorneys, advisers, successors and assigns, jointly and severally, from any and all claims, known or unknown, which the Executive or the Executive's heirs, successors or assigns have or may have against any of such parties arising on or prior to this date of this Agreement and any and all liability which any of such parties may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to all contractual claims and any claims, under the Age Discrimination in Employment Act, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. S 1981 or any other Federal, State or local law and any workers' compensation or disability claim under any such law. This release relates to claims arising from and during the Executive's employment relationship with the Company or as a result of the termination of such relationship. The Executive further agrees that the Executive will not file or permit to be filed on the Executive's behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with the Executive's right to file a charge with the Equal Employment Opportunity Commission in connection with any claim he believes he may have against the Company. However, by executing this Agreement the Executive hereby waives the right to recover in any proceeding the Executive may bring before the Equal Employment Opportunity Commission or any State human rights commission or in any proceeding brought by the Equal Employment Opportunity Commission or any State human rights commission on the Executive's behalf. This release is for any relief no matter how denominated, including, but not limited to,

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injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This release shall not apply to any obligation of the Company pursuant to this Agreement any benefit to which the Executive may be entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other similar benefits required to be provided by law, any rights in the nature of indemnification which the Executive may have with respect to claims against the Executive relating to or arising out of his employment with the Company or any rights that the Executive may have to obtain contribution in the event of the entry of judgment against him as a result of any act or failure to act for which both the Executive and the Company or any of its affiliates are jointly responsible.

     (b) The Executive acknowledges that the agreements of the Company hereunder are being provided in consideration of the foregoing release and that the Executive may not otherwise be entitled to certain of the benefits described herein. The Executive agrees not to make any claim or take any position inconsistent with the preceding sentence.

     (c) The Company hereby releases, remises and acquits the Executive and his successors, heirs and advisers, jointly and severally, from any and all claims, known or unknown, which the Company or its affiliates, successors or assigns have or may have against any of such parties arising on or prior to the date of this Agreement and any and all liability which any of such parties may have to the Company, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to all contractual claims and any claims under law, excluding any claim relating to intentional gross misconduct by the Executive damaging in a material way to the Company or one of its affiliates. The Company further agrees that the Company will not file or permit to be filed any such claim. This release is for any relief no matter how denominated, including, but not limited to, injunctive relief, compensatory damages or punitive damages. This release shall not apply to any obligation of the Executive pursuant to this Agreement or any rights that the Company or its affiliates may have to obtain contribution in the event of the entry of judgment against the Company or any such affiliate as a result of any act or failure to act for which both the Executive and the Company or such affiliate are jointly responsible.

     5. No Admission. This Agreement does not constitute an admission of liability or wrongdoing of any kind by the Company or its affiliates or Executive.

     6. Reirs and Assigns. The terms of this Agreement shall be binding on the parties hereto and their respective successors and assigns.

     7. Confidentially. (a) For the period during which this Agreement has not been publicly disclosed by the Company, the Executive agrees to keep in full confidence all information concerning this Agreement except
(i) to the extent disclosure is or may be required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, (ii) to the extent disclosure to the Executive's legal counsel and personal financial advisors is reasonably necessary in connection Executive's consideration of the terms of this Agreement or Executive's personal financial dealings and
(iii) to members of his immediate family.

     (b) The Company agrees to keep in full confidence all information concerning this Agreement, except (i) to the extent disclosure is or may be required by the Company or any of its affiliates by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order the Company or its affiliate to divulge, disclose or make accessible such information, (ii) to the extent disclosure to the legal counsel and auditors by the Company or its affiliates is reasonably necessary and (iii) to those persons within the Company and its affiliates who, as reasonably determined by the Company, must, know about it in carrying out their duties.
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     (c) The Executive and the Company acknowledge and agree that each shall be entitled to enforce specifically the covenants in this Section 7 by seeking an injunction to prevent violation thereof in addition to any other remedies available at law or in equity.

     8. General Provisions. (a) This Agreement constitutes the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes all prior understandings, written or oral, with respect thereto. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of the Company or the Executive to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     (b) This Agreement shall be construed enforced and interpreted in accordance with and governed by the laws of the State of New York. The Company and the Executive irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York or the Supreme Court of the State of New York, New York County for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement and each party agrees that any such suit, action or other proceeding shall be heard without a jury and hereby waives any right to a trial by jury in connection therewith.

     (c) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

     (d) This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement

     (e) All notice, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when received by facsimile or overnight express to the party to whom such notice is being given as follows:

     As to Executive:
          Frank N. Newman
          927 Fifth Avenue
          New York, New York 10021

     As to the Company:
          Dr. Klaus Kohler
          Deutsche Bank AG
          Paunusanlage 12
          60262 Frankfurt-am-Main, Germany

Either party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.


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     (f) The Company represents and warrants to the Executive that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been duly and effectively taken. The Company acknowledges that the Executive has relied upon such representations and warranties in entering into this Agreement.

     (g) All payments and benefits payable pursuant hereto shall be paid subject to all required tax withholdings.

     9. Knowing and Voluntary Waiver. The Executive acknowledges that by the Executive's free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby.

     The Executive understands that he may consider whether to agree to the terms contained herein for a period of twenty-one days after the date hereof. Accordingly, the Executive may execute this Agreement by July 20, 1999, to acknowledge his understanding of and agreement with the foregoing. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.


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     This Agreement will become effective, enforceable and irrevocable at 5
p.m. (eastern time) on the seventh day after the date on which it is executed by the Executive (the "Effective Time"). During the seven-day period prior to the Effective Time, the Executive may revoke his agreement to accept the terms hereof by notifying the Company of his intention to revoke. If the Executive exercises his right to revoke hereunder, he shall forfeit his right to receive any of the benefits provided for herein.

BANKERS TRUST CORPORATION

/S/ James T. Byrne
By: James T. Byrne, Secretary-Bankers Trust
    Corporation


/S/ Frank N. Newman
    Frank N. Newman


Acknowledgment

STATE OF NEW YORK  )

                     ss:

COUNTY OF NEW YORK )

On the 29th day of June, 1999, before me personally came Frank N. Newman who, being by me duly sworn, did depose and say that he resides at 927 Fifth Avenue, New York, New York; and did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the Separation Agreement attached hereto, that he has reviewed all of the terms of the Separation Agreement and that he fully understands all of its provisions, including, without limitation, the general release and waiver set forth therein.


/S/ Joan S. Montello
Notary Public
Date: June 29, 1999

          JOAN S. MONTELLO
     NOTARY PUBLIC, STATE OF NEW YORK
          NO. 31-MO4867292
     QUALIFIED IN NEW YORK COUNTY
COMMISSION EXPIRES AUGUST 11, 2000



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PRESS RELEASE                                                DEUTSCHE BANK

                                          Frankfurt am Main, June 29, 1999


Frank Newman, Co-Chairman of Global Corporates and Institutions (GCI) Division of the Deutsche Bank Group and Chairman of the Board of Directors and Chief Executive Officer of Bankers Trust Corp. will be leaving the Deutsche Bank Group after the recent successful acquisition of Bankers Trust by Deutsche Bank. His resignation will be on amicable terms and will take effect on June 30,1999. With the closing having occurred and the smooth integration process well on its way, Frank Newman has attained his goals of achieving maximum value for the Bankers Trust shareholders and delivering the Bankers Trust franchise into a secure future. He is now planning to devote his future time on new projects. Dr. Rolf-E. Breuer, Spokesman of the Board of Managing Directors of Deutsche Bank thanked Frank Newman for his constructive cooperation and his essential contribution to the closing and to the smooth integration of Bankers Trust's businesses and employees.

Frank Newman stated: "BT has now been delivered into sound hands. Much has already been accomplished, as a result of active integration planning over the past several months. Combined operations are off to an excellent start. At this point, I concluded that the role originally envisioned for me will not be necessary. I thought it made sense for me to step aside at this time, and let the continuing management team carry on with the momentum already initiated. I expect the expanded DB to be very successful, and take my leave on excellent terms with Rolf Breuer, for whom I have a great deal of respect, as well as the other members of the Management Board. I'll also take this opportunity to once again thank the exceptional people of BT, who have helped so much to build and transform the company over these past few years; I wish them great success in their new roles."




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                         BANKERS TRUST CORPORATION
                            130 Liberty Street
                         New York, New York  10006

June 29, 1999

Frank N. Newman
927 Fifth Avenue
New York, New York  10021

Dear Mr. Newman:

     This letter confirms that Bankers Trust Corporation agrees to contribute the sum of five million dollars ($5,000,000) to a charitable foundation or trust that is qualified under Section 170(c) of the U.S. Internal Revenue Code of 1986 (the "Charitable Trust") specified by you.
It is understood that you or your designees will act as trustees of the Charitable Trust and will designate the non-profit organizations to receive funds from the Charitable Trust over time. While the Charitable Trust may pay administrative costs, no funds of the Charitable Trust may be paid to you or any member of your family. Bankers Trust Corporation's contribution to the Charitable Trust will be made on the business day following the Effective Date under your Separation Agreement, or any subsequent date specified by you, provided that you provide the Corporate Secretary of Bankers Trust Corporation or its successor with at least three business days' notice.

                                   Sincerely,

                                   /S/_James Byrne__________________
                                       James Byrne, Secretary-Bankers
                                        Trust Corporation